Exhibit 99.1

Amedisys to Acquire Asana Hospice

BATON ROUGE, La., November 25, 2019 – Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice and personal care company, has signed a definitive agreement to acquire Asana Hospice.

Under the terms of the agreement, targeted to close on January 1, 2020, Amedisys will acquire 100 percent of the ownership interests in Asana Hospice.

Asana provides hospice care to approximately 540 patients daily in eight locations in Pennsylvania, Ohio, Missouri, Kansas and Texas.

“I’m honored to welcome Asana Hospice’s dedicated and compassionate team to the Amedisys family of caregivers,” stated Amedisys CEO and President Paul Kusserow. “Our two organizations share a commitment to putting excellent patient care at the forefront of everything we do, and I know our strengthened family will continue to deliver clinical distinction to these communities for years to come.”

On the close of the agreement, Amedisys will operate 146 hospice care centers in 33 states, marking the third hospice acquisition for the Company in less than a year. Amedisys acquired and integrated Compassionate Care Hospice in February 2019 and RoseRock Healthcare in April 2019. These additions, with a combined average daily census of 3,500, expanded Amedisys’ hospice network into 54 new locations in 12 new states. Amedisys now cares for nearly 12,000 patients daily.

“Since our founding, Asana Hospice has focused on family and patient-centered care and empowering each and every team member to take part in fulfilling this mission,” stated David Glick, President and CEO of Asana Hospice. “In Amedisys, we find true alignment to our shared mission of providing the highest quality of care to the communities we serve.”

Media Contact:	Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected timing of completion of the proposed acquisition of Asana Hospice and the expected effects of the completion of the proposed acquisition. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: our ability to close the acquisition of Asana Hospice, our ability to realize the anticipated benefits of the acquisition of Asana Hospice, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to comply with requirements stipulated in our corporate integrity agreement and the Compassionate Care Hospice corporate integrity agreement, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 471 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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